Exhibit 2.4
UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

:
In re:	:
	:	Chapter 11 Case Nos.
ALPART JAMAICA INC. and	:	03-10144 and 03-10151
KAISER JAMAICA CORPORATION,	:	Jointly Administered Under
	:	Case No. 02-10429 (JKF)
:
Debtors.	:
:

THIRD MODIFICATION TO THE
THIRD AMENDED JOINT PLAN OF LIQUIDATION FOR
ALPART JAMAICA INC. AND KAISER JAMAICA CORPORATION

Daniel J. DeFranceschi (DE 2732)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Telephone: (302) 651-7700
Facsimile: (302) 651-7701
          - and -
Gregory M. Gordon (TX 08435300)
Henry L. Gompf (TX 08116400)
Troy B. Lewis (TX 12308650)
Daniel P. Winikka (TX 00794873)
JONES DAY
2727 North Harwood
Dallas, Texas 75201
Telephone: (214) 220-3939
Facsimile: (214) 969-5100
ATTORNEYS FOR DEBTORS AND
DEBTORS IN POSSESSION
Dated: December 19, 2005

     Subject to approval by the Bankruptcy Court and pursuant to this Third Modification to the Third Amended Joint Plan of Liquidation for Alpart Jamaica Inc. and Kaiser Jamaica Corporation, the Debtors effect the following changes to the Third Amended Joint Plan of Liquidation for Alpart Jamaica Inc. and Kaiser Jamaica Corporation (as previously modified, the “Plan”):
Modifications to the Plan
     Section 1.1(37) of the Plan is hereby amended in its entirety to read as follows:
     "'Contractual Subordination Disputes’ means any or all of the disputes that are the subject of the following matters pending in the Kaiser Cases: (i) the 7-3/4% SWD Revenue Bond Dispute; (ii) the motion filed on August 14, 2004, by the Senior Subordinated Note Indenture Trustee to determine the classification of the Senior Subordinated Note Claims under any plan of reorganization filed by the Debtors or the Other Kaiser Debtors that guaranteed the Senior Subordinated Notes (including the Plan); (iii) the adversary proceeding filed August 16, 2004, and styled U.S. Bank National Association v. Kaiser Aluminum & Chemical Corporation, Adv. Pro. No. 04-55115 (JFK); (iv) the determination by the Bankruptcy Court, pursuant to Section 2.4(c)(i)(B) hereof, of the respective entitlement of the holders of Allowed 9-7/8% Senior Note Claims, Allowed 10-7/8% Senior Note Claims and Allowed Senior Subordinated Note Claims to the portion of the Public Note Percentage of Cash retained by the Distribution Trustee in the Unsecured Claims Trust Account pursuant to Sections 2.4(c)(i)(B) and 2.4(c)(ii)(B); (v) the objections to confirmation of the Plan filed by Law Debenture Trust Company of New York (“Law Debenture”) and by The Liverpool Limited Partnership (“Liverpool”) and the briefs (both in support of the Plan and in reply to the Law Debenture and Liverpool objections) filed by the Debtors, the Creditors’ Committee, jointly by U.S. Bank National Association, as indenture trustee, and certain holders of the Senior Note Claims, and jointly by Bear Stearns & Company, Citadel Equity Fund Ltd, Citadel Credit Trading Ltd. and J.P. Morgan Trust Company, National Association, as indenture trustee, but, in the case of all the foregoing pleadings, only to the extent such pleadings addressed the relative priority of holders of Senior Note Claims and holders of Senior Subordinated Note Claims, including the indenture trustee fee issues raised by Law Debenture and the separate issues raised by Liverpool; and (vi) any further proceedings or appeals in respect of any of the foregoing.”
     Section 2.4(c)(i)(B) of the Plan is hereby amended in its entirety to read as follows:
     "Plan Rejected by Subclass 3A or Subclass 3B. As a result of the failure of Subclass 3B to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, the obligations of holders of Senior Subordinated Note Claims relating to the contractual subordination provisions of the Senior Subordinated Note Indenture and the claims of holders of Senior Note Claims relating to the contractual subordination provisions of the Senior Subordinated Note Indenture, as such obligations and claims relate to AJI and KJC, will be preserved under the Plan to the extent enforceable under section 510(a) of the Bankruptcy Code. On the Effective Date, each holder of an Allowed Senior Note Claim will be entitled to receive Cash from the Unsecured Claims Trust Account equal to its Pro Rata Share of the amount equal to (i) 48.5% of the Public Note Percentage of the Cash deposited into the Unsecured Claims Trust Account on the Effective Date plus (ii) the amount determined pursuant to clause (b) of Section 1.1(90) less (iii) all amounts payable pursuant to Section 2.6(a). Pending entry of an order of the Bankruptcy Court pursuant to which the Bankruptcy Court will determine the respective entitlement of the holders of Allowed 9-7/8% Senior Note Claims, Allowed 10-7/8% Senior Note Claims and Allowed Senior Subordinated Note Claims, the Distribution Trustee will retain in the Unsecured Claims Trust Account an amount equal to 51.5% of the Public Note Percentage of Cash deposited into the Unsecured Claims Trust Account on the Effective Date, and any subsequent distributions to holders of Allowed Senior Note Claims will be made in accordance with such order of the Bankruptcy Court and giving effect to the payments made pursuant to the preceding sentence and after first providing for the payments to be made pursuant to Section 2.5(a) and 2.6.”
     The first sentence of Section 2.5(a) of the Plan is hereby amended to read as follows:
     “If, unless the holders of Senior Note Claims otherwise agree pursuant to a settlement, all holders of Senior Note Claims are entitled under the Plan to identical treatment in respect of contractual subordination claims under the Senior Subordinated Note Indenture, then, in accordance with Section 2.4(c)(i)(B), an amount equal to the Settlement Percentage of the Cash in the Unsecured Claims Trust Account that would otherwise have been distributed in respect of the Senior Subordinated Note Claims but which, after giving effect to the contractual subordination provisions of the Senior Subordinated Note Indenture and pursuant to Sections 2.4(c)(i) and 2.4(c)(ii) but prior to giving effect to any payments under this Section 2.5, is to be distributed to holders of Senior Note Claims will, in full and complete satisfaction of the claims of holders of 7-3/4% SWD Revenue Bonds asserted in the 7-3/4% SWD Revenue Bond Dispute in respect of the Debtors, be paid to the 7-3/4% SWD Revenue Bond Indenture Trustee for the benefit of holders of 7-3/4% SWD Revenue Bonds.”
     Section 2.6(a) of the Plan is hereby amended and restated in its entirety to read as follows:
     “Senior Note Indenture Trustee and Ad Hoc Group Counsel Fees and Expenses. The fees and expenses of (a) the 9-7/8% Senior Note Indenture Trustee, (b) the 10-7/8% Senior Note Indenture Trustee, and (c) counsel for the Ad Hoc Group through the date on which the Bankruptcy Court’s order determining, pursuant to Section 2.4(c)(i)(B) hereof, the respective entitlement of the holders of Allowed 9-7/8% Senior Note Claims, Allowed 10-7/8% Senior Note Claims and Allowed Senior Subordinated Note Claims to the portion of the Public Note Percentage of Cash retained by the Distribution Trustee in the Unsecured Claims Trust Account pursuant to Sections 2.4(c)(i)(B) and 2.4(c)(ii)(B) becomes a Final Order will be paid out of the Public Note Distributable Consideration otherwise payable to holders of Senior Note Claims. No later than two Business Days prior to the Effective Date, each of the entities to which reference is made in clauses (a), (b) and (c) of the first sentence of this Section 2.6(a) will furnish to the Creditors’ Committee and the Debtors information in respect of such fees and expenses incurred and estimated to be incurred through the Effective Date, which will be paid as contemplated pursuant to Section 2.4(c)(i)(B) and the Distribution Trust Agreement. In addition, no later than two Business Days prior to the Effective Date, the Ad Hoc Group will furnish to the Creditors’ Committee and the Debtors an estimate of fees and expenses to be incurred from the Effective Date through the entry of such Final Order, which will be paid as contemplated by Section 2.4(c)(i)(B) and the Distribution Trust Agreement.”
     Section 8.2(b) of the Plan is hereby amended in its entirety to read as follows:
     “The rights, powers and privileges of the Distribution Trustee (to act on behalf of the Distribution Trust) will be specified in the Distribution Trust Agreement and will include, among others, the authority and responsibility to: (i) accept, preserve, receive, collect, manage, invest, supervise and protect the Distribution Trust Assets (directly or through one or more third-party Disbursing Agents), each in accordance with the Plan and the Distribution Trust Agreement; (ii) liquidate, transfer or otherwise dispose of the Distribution Trust Assets or any part thereof or any interest therein upon such terms as the Distribution Trustee determines to be necessary, appropriate or desirable, pursuant to the procedures for allowing Claims and making distributions prescribed in the Plan, and otherwise consistent with the terms of the Plan; (iii) calculate and make distributions of the Distribution Trust Assets to holders of Allowed Claims pursuant to the procedures for allowing Claims and making distributions prescribed in the Plan; (iv) review, reconcile, settle or object to Claims not allowed prior to the Effective Date and resolve any such objections as set forth in the Plan and the Distribution Trust Agreement; (v) comply with the Plan and exercise its rights and fulfill its obligations thereunder; (vi) investigate and pursue causes of action as contemplated by the Distribution Trust Agreement, and raise defenses in connection with any actions or claims adverse to the Distribution Trust as the Distribution Trustee determines, in its reasonable discretion, to be necessary, appropriate or desirable; (vii) retain and compensate, without further order of the Bankruptcy Court, the services of professionals or other persons or entities to represent, advise and assist the Distribution Trustee in the fulfillment of its responsibilities in connection with the Plan and the Distribution Trust Agreement all as it determines, in its reasonable discretion, to be necessary, appropriate or desirable; (viii) take such actions as are necessary, appropriate or desirable, to close the Chapter 11 Cases; (ix) file appropriate Tax returns on behalf of the Distribution Trust and Debtors and pay Taxes or other obligations owed by the Distribution Trust; (x) exercise the rights, and fulfill the obligations, of the Debtors under the Alpart Purchase Agreement; (xi) take such actions as are necessary, appropriate or desirable to terminate the existence of the Debtors under the laws of Jamaica; and (xii) terminate the Distribution Trust in accordance with the terms of the Plan and the Distribution Trust Agreement.”
     Section 9.4(e)(i) of the Plan is hereby amended in its entirety to read as follows:
     "Plan Accepted by Subclass 3A. If, unless the holders of Senior Note Claims otherwise agree pursuant to a settlement, all holders of Senior Note Claims are entitled under the Plan to identical treatment in respect of contractual subordination claims under the Senior Subordinated Note Indenture, then, in accordance with Section 2.4(c)(i)(B), as promptly as practicable after the Effective Date, the Disbursing Agent will make the

2

payment, if any, to the 7-3/4% SWD Revenue Bond Indenture Trustee for the benefit of holders of 7-3/4% SWD Revenue Bonds pursuant to Section 2.5(a) and pay any amounts payable pursuant to Section 2.6(b).”
     Section 11 of the Plan is hereby amended to delete the word “and” at the end of subsection (l) and to add “; and” and a new subsection (n) at the end of subsection (m) thereof as follows:
     "(n) Decide or resolve the Contractual Subordination Disputes including, without limitation, the respective entitlements of the holders of Allowed 9-7/8% Senior Note Claims, Allowed 10-7/8% Senior Note Claims, Allowed Senior Subordinated Notes Claims, and the Senior Subordinated Note Indenture Trustee, to the portion of the Public Note Percentages of Cash retained by the Distribution Trustee in the Unsecured Claims Trust Account pursuant to Sections 2.4(c)(i)(B) and 2.4(c)(ii)(B).”
     To the extent not otherwise modified, provisions of the Plan conditioned upon a voting outcome that did not occur shall be deemed to be inoperative.
     The Distribution Trust Agreement previously filed with the Bankruptcy Court as Exhibit A to the Plan is hereby amended to read as set forth on the attached Exhibit A. A version of the Distribution Trust Agreement, blacklined to the version previously filed with the Court on April 7, 2005, is also attached hereto.

3

Dated: December 19, 2005	Respectfully submitted, ALPART JAMAICA INC.
	By:	/s/ John M. Donnan
		Name:	John M. Donnan
		Title:	Vice President and General Counsel

KAISER JAMAICA CORPORATION
	By:	/s/ John M. Donnan
		Name:	John M. Donnan
		Title:	Vice President and General Counsel

COUNSEL:
/s/ Daniel J. DeFranceschi
Daniel J. DeFranceschi (DE 2732)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Telephone: (302) 651-7700
Facsimile: (302) 651-7701
          — and —
Gregory M. Gordon (TX 08435300)
Henry L. Gompf (TX 08116400)
Troy B. Lewis (TX 12308650)
Daniel P. Winikka (TX 00794873)
JONES DAY
2727 North Harwood Street
Dallas, Texas 75201
Telephone: (214) 220-3939
Facsimile: (214) 969-5100
ATTORNEYS FOR DEBTORS AND
DEBTORS IN POSSESSION

4

(Clean Version of Distribution Trust Agreement)

(Blacklined Version of Distribution Trust Agreement)